EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES FEBRUARY CASH DISTRIBUTION

Dallas, Texas, February 17, 2012 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.219513 per unit, payable on March 14, 2012, to unitholders of record on February 29, 2012. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month	16,000	117,000	$93.99	$7.47

Prior Month	19,000	139,000	$90.52	$7.52

Other

The 2011 tax packets are expected to begin mailing directly to unitholders in early March 2012. A copy of Cross Timbers Royalty Trust’s tax booklet will be posted to the trust’s website by March 1, 2012. In addition to the tax booklet, the Cross Timbers website will offer two simple calculators for computing the monthly income and expense amounts and cost depletion. The calculators are expected to be updated with the 2011 tax information by February 21, 2012.

For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 877-228-5084